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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Financial Federal Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

317492106

(CUSIP Number)

December 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (2-02)

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 113,503
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 113,503

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 113,503 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .4%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 47,869
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 47,869

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 47,869 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .2%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 47,869
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 47,869

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 47,869 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .2%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 47,869
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 47,869

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 47,869 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .2%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 47,869
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 47,869

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 47,869 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .2%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 44,184
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 44,184

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,184 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .2%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 44,184
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 44,184

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,184 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .2%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 44,184
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 44,184

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,184 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .2%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 44,184
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 44,184

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,184 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .2%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Diversified Convertible Arbitrage Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 5,629
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 5,629

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,629 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .02%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Diversified Convertible Arbitrage Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 5,629
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 5,629

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,629 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .02%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Diversified Convertible Arbitrage Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 5,629
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 5,629

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,629 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .02%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Diversified Convertible Arbitrage Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 5,629
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 5,629

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,629 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .02%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Intermarket Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 5,860
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 5,860

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,860 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .02%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Intermarket Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 5,860
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 5,860

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,860 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .02%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Intermarket Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 5,860
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 5,860

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,860 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .02%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Intermarket Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 5,860
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 5,860

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,860 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .02%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 9,961
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 9,961

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,961 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .04%
12	TYPE OF REPORTING PERSON* IA

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 9,961
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 9,961

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,961 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .04%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 9,961
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 9,961

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,961 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .04%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 317492106	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 0
6 SHARED VOTING POWER 9,961
7 SOLE DISPOSITIVE POWER 0
8 SHARED DISPOSITIVE POWER 9,961

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,961 (see Item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .04%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.	(a)	Name of Issuer

Federal Financial Corporation (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices

733 Third Avenue 24th Floor New York, NY 10017

Item 2.	(a)	Name of Person Filing

This statement is filed by:

	(i)	Whitebox Advisors, LLC, a Delaware limited liability company (“WA”);

	(ii)	Whitebox Combined Advisors, LLC a Delaware limited liability company (“WCA”).

	(iii)	Whitebox Combined Partners, L.P. a British Virgin Islands limited partnership (“WCP”).

	(iv)	Whitebox Combined Fund, L.P. a Delaware limited liability company (“WCFLP”).

	(v)	Whitebox Combined Fund, Ltd. a British Virgin Islands limited partnership (“WCFLTD”).

	(vi)	Whitebox Convertible Arbitrage Advisors, LLC, a Delaware limited liability company (“WCAA”);

	(vii)	Whitebox Convertible Arbitrage Partners, L.P., a British Virgin Islands limited partnership (“WCAP”);

	(viii)	Whitebox Convertible Arbitrage Fund, L.P., a Delaware limited partnership (“WCAFLP”);

	(ix)	Whitebox Convertible Arbitrage Fund, Ltd., a British Virgin Islands business company (“WCAFLTD”);

	(x)	Whitebox Diversified Convertible Arbitrage Advisors, LLC, a Delaware limited liability company (“WDCAA”);

	(xi)	Whitebox Diversified Convertible Arbitrage Partners, L.P., a Cayman Islands limited partnership (“WDCAP”);

	(xii)	Whitebox Diversified Convertible Arbitrage Fund, L.P., a Delaware limited partnership (“WDCAFLP”);

	(xiii)	Whitebox Diversified Convertible Arbitrage Fund, Ltd., a Cayman Islands exempted company (“WDCAFLTD”);

	(xiv)	Whitebox Intermarket Advisors, LLC a Delaware limited liability company (“WIA”).

	(xv)	Whitebox Intermarket Partners, L.P. a British Virgin Islands limited partnership (“WIP”).

	(xvi)	Whitebox Intermarket Fund, L.P. a Delaware limited liability company (“WIFLP).

	(xvii)	Whitebox Intermarket Fund, Ltd. a British Virgin Islands limited partnership (“WIFLTD).

	(xviii)	Whitebox Special Opportunities Advisors, LLC a Delaware limited liability company (“WSOA”).

	(xix)	Whitebox Special Opportunities Partners, L.P. a British Virgin Islands limited partnership (“WSOP”).

	(xx)	Whitebox Special Opportunities Fund, L.P. a Delaware limited liability company (“WSOFLP).

	(xxi)	Whitebox Special Opportunities Fund, Ltd. a British Virgin Islands limited Partnership (“WSOFLTD).

	(b)	Address of Principal Business Office or, if none, Residence

The address of the business office of WA, WCA, WCFLP, WCAA, WCAFLP, WDCAA, WDCAFLP, WIA, WIFLP, WSOA, and WSDFLP is:

3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416

The address of the business office of WCP, WCFLTD, WCAP, WCAFLTD, WIP, WIFLTD, WSOP, and WSOFLTD is:

Trident Chambers, P.O. Box 146 Waterfront Drive, Wickhams Cay Road Town, Tortola, British Virgin Islands

The address of the business office of WDCAP and WDCAFLTD is:

One Capital Place P.O. Box 847 Grand Cayman KY1-1103 Cayman Islands

	(c)	Citizenship

WA, WCA, WCFLP, WCAA, WCAFLP, WDCAA, WDCAFLP, WIA, WIFLP, WSOA, and WSOFLP are organized under the laws of the State of Delaware; WCP, WCFLTD, WCAP, WCAFLTD, WIP, WIFLTD, WSOP, and WSOFLTD are organized under the laws of the British Virgin Islands; WDCAP and WDCAFLTD are organized under the laws of the Cayman Islands.

	(d)	Title of Class of Securities

Common Stock

	(e)	CUSIP Number

317492106

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under section 15 of the Act.

	(b)	☐ Bank as defined in section 3(a)(6) of the Act.

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act.

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940.

	(e)	☒ An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E).

	(f)	☐ An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F).

	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

	(j)	☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(J).

In addition to the investment advisers on behalf of whom this statement is filed pursuant to § 240.13d-1(b), this statement is also filed on behalf of the following persons pursuant to § 240.13d-1(c): WCFLP, WCAFLP, WDCAFLP, WIFLP, WSOFLP, WCP, WCAP, WDCAP, WIP, WSOP, WCFLTD, WCAFLTD, WDCAFLTD, WIFLTD, and WSOFLTD.

Item 4.	Ownership

(a) Amount Beneficially Owned

WA, acting as investment adviser to its clients, is deemed to beneficially own 113,503 shares of Common Stock of the Company.

WCA, acting as investment advisor to its clients, is deemed to beneficially own 47,869 Shares of Common Stock of the Company.

WCP is deemed to beneficially own 47,869 shares of Common Stock of the as a result of its indirect ownership of convertible bonds of the Company.

WCFLP is deemed to beneficially own 47,869 shares of Common Stock of the as a result of its indirect ownership of convertible bonds of the Company.

WCFLTD is deemed to beneficially own 47,869 shares of Common Stock of the as a result of its indirect ownership of convertible bonds of the Company.

WCAA, acting as investment adviser to its clients, is deemed to beneficially own 44,184 shares of Common Stock of the Company.

WCAP is deemed to beneficially own 44,184 shares of Common Stock of the Company as a result of its direct ownership of convertible bonds of the Company.

WCAFLP is deemed to beneficially own 44,184 shares of Common Stock of the Company as a result of its indirect ownership of convertible bonds of the Company.

WCAFLTD is deemed to beneficially own 44,184 shares of Common Stock of the Company as a result of its indirect ownership of convertible bonds of the Company.

WDCAA, acting as investment adviser to its clients, is deemed to beneficially own 5,269 shares of Common Stock of the Company.

WDCAP is deemed to beneficially own 5,629 shares of Common Stock of the Company as a result of its direct ownership of convertible bonds of the Company.

WDCAFLP is deemed to beneficially own 5,629 shares of Common Stock of the Company as a result of its indirect ownership of convertible bonds of the Company.

WDCAFLTD is deemed to beneficially own 5,629 shares of Common Stock of the Company as a result of its indirect ownership of convertible bonds of the Company.

WIA, acting as investment advisor to its clients, is deemed to beneficially own 5,860 Shares of Common Stock of the Company.

WIP is deemed to beneficially own 5,860 shares of Common Stock of the as a result of its indirect ownership of convertible bonds of the Company.

WIFLP is deemed to beneficially own 5,860 shares of Common Stock of the as a result of its indirect ownership of convertible bonds of the Company.

WIFLTD is deemed to beneficially own 5,860 shares of Common Stock of the as a result of its indirect ownership of convertible bonds of the Company.

WSOA, acting as investment advisor to its clients, is deemed to beneficially own 9,961 Shares of Common Stock of the Company.

WSOP is deemed to beneficially own 9,961 shares of Common Stock of the as a result of its indirect ownership of convertible bonds of the Company.

WSOFLP is deemed to beneficially own 9,961 shares of Common Stock of the as a result of its indirect ownership of convertible bonds of the Company.

WSOFLTD is deemed to beneficially own 9,961 shares of Common Stock of the as a result of its indirect ownership of convertible bonds of the Company.

As a result of the relationships described in this statement, each of WA, WCA, WCFLP, WCFLTD, WCAA, WCAFLP, WCAFLTD, WDCAA, WDCAFLP, WDCAFLTD, WIA, WIFLP, WIFLTD, WSOA, WSOFLP, and WSOFLTD may be deemed to possess indirect beneficial ownership of the shares of Common Stock issuable upon the conversion of convertible bonds held by one or more of WCP, WCAP, WDCAP, WIP, WSOP and other investment advisory clients. WCA, WCFLP, WCFLTD, WA, WCAA, WCAFLP, WCAFLTD, WDCAA, WDCAFLP, WDCAFLTD, WIA, WIFLP, WIFLTD, WSOA, WSOFLP, and WSOFLTD each disclaim indirect beneficial ownership of the shares of Common Stock except to the extent of their pecuniary interest in such shares.

Based on the relationships described herein, these entities may be deemed to constitute a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934. The filing of this statement shall not be construed as an admission that WA, WCA, WCAA, WDCAA, WIA, WSOA, WCP, WCAP, WDCAP, WIP, WSOAP, WCFLP, WCAFLP, WDCAFLP, WIFLP, WSOFLP, WCFLTD, WDCAFLTD, WCAFLTD, WIFLTD, and WSOFLTD are a group, or have agreed to act as a group.

(b) Percent of Class

WA is deemed to beneficially own .4% of the Company’s Common Stock.

WCA is deemed to beneficially own .2% of the Company’s Common Stock.

WCP is deemed to beneficially own .2% of the Company’s Common Stock.

WCFLP is deemed to beneficially own .2% of the Company’s Common Stock.

WCFLTD is deemed to beneficially own .2% of the Company’s Common Stock.

WCAA is deemed to beneficially own .2% of the Company’s Common Stock.

WCAP is deemed to beneficially own .2% of the Company’s Common Stock.

WCAFLP is deemed to beneficially own .2% of the Company’s Common Stock.

WCAFLTD is deemed to beneficially own .2% of the Company’s Common Stock.

WDCAA is deemed to beneficially own .02% of the Company’s Common Stock.

WDCAP is deemed to beneficially own .02% of the Company’s Common Stock.

WDCAFLP is deemed to beneficially own .02% of the Company’s Common Stock.

WDCAFLTD is deemed to beneficially own .02% of the Company’s Common Stock.

WIA is deemed to beneficially own .02% of the Company’s Common Stock.

WIP is deemed to beneficially own .02% of the Company’s Common Stock.

WIFLP is deemed to beneficially own .02% of the Company’s Common Stock.

WIFLTD is deemed to beneficially own .02% of the Company’s Common Stock.

WSOA is deemed to beneficially own .04% of the Company’s Common Stock.

WSOP is deemed to beneficially own .04% of the Company’s Common Stock.

WSOFLP is deemed to beneficially own .04% of the Company’s Common Stock.

WSOFLTD is deemed to beneficially own .04% of the Company’s Common Stock.

The percentage of Common Stock reportedly owned by each entity herein is based on 25,786,503 shares of outstanding Common Stock of the Company, which is the total number of shares issued and outstanding on December 1, 2008.

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

0

(ii) Shared power to vote or to direct the vote

WA has shared voting power with respect to 113,503 shares of the Company’s Common Stock.

WCA, WCP, WCFLP, and WCFLTD have shared voting power with respect to 47,869 Shares of the Company’s Common Stock.

WCAA, WCAP, WCAFLP, and WCAFLTD have shared voting power with respect to 44,184 shares of the Company’s Common Stock.

WDCAA, WDCAP, WDCAFLP, and WDCAFLTD have shared voting power with respect to 5,629 shares of the Company’s Common Stock.

WIA, WIP, WIFLP, and WIFLTD have shared voting power with respect to 5,860 Shares of the Company’s Common Stock.

WSOA, WSOP, WSOFLP, and WSOFLTD have shared voting power with respect to 9,961 Shares of the Company’s Common Stock.

(iii) Sole power to dispose or to direct the disposition of

0

(iv) Shared power to dispose or to direct the disposition of

WA has shared power to direct the disposition of 113,503 shares of the Company’s Common Stock.

WCA, WCP, WCFLP, and WCFLTD have shared power to direct the disposition of 47,869 Shares of the Company’s Common Stock.

WCAA, WCAP, WCAFLP, and WCAFLTD have shared power to direct the disposition of 44,184 shares of the Company’s Common Stock.

WDCAA, WDCAP, WDCAFLP, and WDCAFLTD have shared power to direct the disposition of 5,629 shares of the Company’s Common Stock.

WIA, WIP, WIFLP, and WIFLTD have shared power to direct the disposition of 5,860 Shares of the Company’s Common Stock.

WSOA, WSOP, WSOFLP, and WSOFLTD have shared power to direct the disposition of 9,961 Shares of the Company’s Common Stock.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Not Applicable

Instruction. Dissolution of a group requires a response to this item.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Item 2

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2009
Date

/s/ Jonathan D. Wood
Signature

Jonathan D. Wood, Chief Operating Officer of Whitebox Advisors, LLC, on behalf of Whitebox Convertible Arbitrage Advisors, LLC, Whitebox Diversified Convertible Arbitrage Advisors, LLC, and Pandora Select Advisors, LLC

Name/Title

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2009
Date

/s/ Jonathan D. Wood
Signature

Jonathan D. Wood, Chief Operating Officer of Whitebox Advisors, LLC, on behalf of Whitebox Convertible Arbitrage Partners, L.P., Whitebox Convertible Arbitrage Fund, L.P., Whitebox Convertible Arbitrage Fund, Ltd., Whitebox Diversified Convertible Arbitrage Partners, L.P., Whitebox Diversified Convertible Arbitrage Fund, L.P., Whitebox Diversified Convertible Arbitrage Fund, Ltd., Pandora Select Partners, L.P., Pandora Select Fund, L.P., and Pandora Select Fund, Ltd.

Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)